Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando (646) 536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Delays 10-K Filing to Complete Review

- Expects Filing of Restated Audited Financial Statements No Later Than
April 14, 2008 -

- Confirms 2008 Revenue Guidance -

Warsaw, Indiana, March 27, 2008 — Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry and other medical markets, today announced that the filing of its 2007 Annual Report on Form 10-K with the Securities and Exchange Commission will be delayed beyond the March 28, 2008 extended due date. The Company has delayed its 10-K filing in order to provide its Audit Committee, independent auditors and management team adequate time to complete work associated with responding to the discovery of accounting irregularities at its Sheffield, UK operating unit, including completing the final review of the required filings.

The investigation by outside counsel under the direction of the Company’s Audit Committee, which is substantially complete, indicates that the irregularities were limited to the Company’s Sheffield operating unit.  Appropriate remedial measures either have been, or are in the process of being implemented following the investigation, including the departure or suspension of key personnel at the Company’s Sheffield operating unit; the appointment of new management at the Sheffield operating unit; and the strengthening of internal controls throughout the Company to ensure strict compliance.

In October 2007, following discovery of the accounting irregularities at the Company’s Sheffield operating unit, the Audit Committee self reported the matter to the Staff of the Securities and Exchange Commission and has apprised the Staff of developments since that time.  The Staff is currently conducting an informal inquiry into this matter and has requested that the Company voluntarily provide documentation.  The Company intends to fully cooperate with the SEC.

The Company is working diligently with its Audit Committee and outside auditors to finalize its review of the financial results. The Company will file its Annual Report on Form 10-K for fiscal year 2007, which will include restated financial statements for its fiscal years ended 2005 and 2006, as soon as possible and expects that it will be no later than April 14, 2008.

The Company confirms that restatement of the accounting irregularities remains within the previously stated range of $24 million to $28 million.  Approximately $10 million of the adjustment relates to the period prior to the acquisition of the Sheffield operating unit in June 2003 and will be reflected in the restated financial statement as an increase to goodwill associated with the Sheffield acquisition, with the remainder reflected as a reduction to earnings.

Furthermore, as a result of the Company’s annual evaluation of goodwill and intangibles, the Company will recognize a non-cash impairment charge of $33.3 million in the period ended December 29, 2007.  This non-cash charge recognizes the impairment to acquired goodwill and intangibles associated with our Sheffield operating unit.

The expenses incurred for outside assistance relating to the investigation and restatement process included in 2007 results are approximately $3.5 million. The Company expects these expenses in 2008 to be approximately $3.0 million.

The Company notified its lead bank and lenders of possible violation of covenants contained in its December 14, Amendment and Waiver to the Company’s Amended Credit Agreement.  The Company has secured a second waiver from its lenders to the incremental covenants included in the December 14, 2007 Amendment, which waiver includes an extension for the filing until April 14, 2008.

Brian Moore, President and Chief Executive Officer, said, “We are in the final stages of this episode and are working diligently to file our financial results no later than April 14. Our finance team is fully committed to the accurate completion of our financials and we believe this updated timetable is achievable.  Our business continues to experience the positive effects of the strengthened overall orthopedic market and the order volume we have experienced in early 2008 continues to be very strong.”

Financial Guidance

The following estimates regarding 2008 revenue guidance are based on current market conditions and foreign currency comparisons and are forward-looking.  Actual results may differ materially and we refer you to the statement on forward-looking statements appearing at the end of this press release.

The Company confirmed its full year 2008 revenue guidance to be in the range of $350 million to $360 million.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business and regarding our Audit Committee’s investigation and related restatement, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “might,” “will,” “should,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

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